                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
--------------------------------------------------------------------------------

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         The Neiman Marcus Group, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Eric P. Geller
                         The Neiman Marcus Group, Inc.
                               27 Boylston Street
                            Chestnut Hill, MA 02467
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[NEIMAN MARCUS LOGO]
                                                     The Neiman Marcus Group,
                                                     Inc.
                                                     27 Boylston Street
                                                     Chestnut Hill, MA 02467
                                                     (617) 232-0760

                                                               November 24, 1999

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 21, 2000

     The Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Friday, January 21, 2000, AT THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET, CHESTNUT HILL, MASSACHUSETTS, for the following purposes:

          1. To elect three Class III directors, consisting of one Class A director and two Class B directors.

          2. To consider and act on a proposal to amend the Company's 1997 Incentive Plan to increase the number of shares reserved for issuance under the Plan from 2,500,000 to 4,900,000.

          3. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

          4. To consider and act on a proposal submitted by a stockholder of the Company concerning cumulative voting.

          5. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors

                                                      ERIC P. GELLER
                                                        Secretary

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

[NEIMAN MARCUS LOGO]
                                                  The Neiman Marcus Group, Inc.

                                                  27 Boylston Street
                                                  Chestnut Hill, MA 02467
                                                  (617) 232-0760


                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 21, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Neiman Marcus Group, Inc. (the "Company" or "Neiman Marcus") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, January 21, 2000, at THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET, CHESTNUT HILL, MASSACHUSETTS, and at any adjournments or postponements thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominees for director named herein, FOR the amendment of the 1997 Incentive Plan, FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year and AGAINST the proposal submitted by a stockholder concerning cumulative voting. If any other matters are properly presented at the meeting for consideration, the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

     Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying forms of proxy is expected to commence on or about November 24, 1999.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on November 22, 1999 as the record date for determining the stockholders having the right to vote at the Annual Meeting (the "Record Date"). As of the Record Date there were outstanding and entitled to vote at the meeting 27,979,660 shares of Class A Common Stock and 21,390,960 shares of Class B Common Stock. Each holder of record of the Company's Class A Common Stock and Class B Common Stock on the Record Date is entitled to one vote per share at the meeting. Only holders of Class A Common Stock are entitled to vote on the election of the Class A director. Similarly, only holders of Class B Common Stock are entitled to vote on the election of Class B directors. In all other matters being submitted to a vote of the stockholders at the meeting, holders of Class A Common Stock and Class B Common Stock will vote together as a single class. As further described below, Harcourt General, Inc. has agreed to vote its shares of Class A Common Stock on all matters in proportion to the votes cast affirmatively or negatively by all other holders of Class A Common Stock.

     Shares of common stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of November 10, 1999, with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock; (ii) each executive officer named in the Summary Compensation Table; (iii) each director of the Company; and (iv) all current directors and executive officers of the Company as a group.

     Prior to October 22, 1999, Harcourt General, Inc. ("Harcourt General") owned approximately 54% of the outstanding common stock of the Company. On October 22, 1999, Harcourt General distributed to its stockholders approximately
21.4 million of the 26.4 million shares of Company common stock owned by Harcourt General (the "Distribution"). In order for the Distribution to be tax-free to Harcourt General and its stockholders, the stockholders of the Company approved a recapitalization plan (the "Recapitalization") in September 1999 pursuant to which the approximately 21.4 million shares of common stock to be distributed by Harcourt General to its stockholders were exchanged for a new class of the Company's common stock, Class B Common Stock, having the right to elect at least 82% of the Company's Board of Directors. The shares of the Company's common stock held prior to the Distribution by stockholders other than Harcourt General and the approximately 5 million shares retained by Harcourt General were redesignated as Class A Common Stock, having the right to elect up to 18% of the Board of Directors. The Class A Common Stock and Class B Common Stock are identical in all other respects. In connection with the Distribution, Harcourt General has agreed to vote the shares of the Company's Class A Common Stock retained by it following the Distribution (as reflected in the table below) on all matters in proportion to the votes cast affirmatively or negatively by all other holders of Class A Common Stock.

                                                                                                    TOTAL
                                       CLASS A COMMON STOCK        CLASS B COMMON STOCK         COMMON STOCK
                                     -------------------------   -------------------------   -------------------
                                                 PERCENTAGE OF               PERCENTAGE OF   PERCENTAGE OF TOTAL
     NAME OF BENEFICIAL OWNER        NUMBER(1)       CLASS       NUMBER(1)       CLASS          COMMON STOCK
     ------------------------        ---------   -------------   ---------   -------------   -------------------
Smith Family Group(2)..............         --         --        6,027,890       28.1%              12.2%
  c/o Richard A. Smith
  Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467
Harcourt General, Inc.(3)..........  4,988,542       17.8%              --         --               10.1%
  27 Boylston Street
  Chestnut Hill, MA 02467
Richard A. Smith(2)................         --         --        3,786,590       17.7%               7.7%
Nancy L. Marks(2)..................         --         --        2,982,590       13.9%               6.0%
  c/o Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467
Gabelli Funds, Inc.(4).............  4,475,500       16.0%         228,190        1.1%               9.5%
  One Corporate Center
  Rye, NY 10580

                                                                                                    TOTAL
                                       CLASS A COMMON STOCK        CLASS B COMMON STOCK         COMMON STOCK
                                     -------------------------   -------------------------   -------------------
                                                 PERCENTAGE OF               PERCENTAGE OF   PERCENTAGE OF TOTAL
     NAME OF BENEFICIAL OWNER        NUMBER(1)       CLASS       NUMBER(1)       CLASS          COMMON STOCK
     ------------------------        ---------   -------------   ---------   -------------   -------------------
PRIMECAP Management Company(5).....  4,050,080       14.5%       1,487,367        6.9%               11.2%
  225 South Lake Avenue
  Pasadena, CA 91101
Neuberger Berman, LLC(6)...........  1,438,251        5.1%         797,249        3.7%                4.5%
  605 Third Avenue
  New York, NY 10158
Burton M. Tansky(7)................    181,980         *                --         --                  *
Gerald A. Sampson(8)...............     85,058         *                --         --                  *
Stephen Elkin(9)...................     98,636         *               120         *                   *
Dawn Mello(10).....................     24,880         *                --         --                  *
Matina S. Horner(11)...............      4,594         *                --         --                  *
Vincent M. O'Reilly(11)............      2,022         *               218         *                   *
Walter J. Salmon(11)...............     11,164         *                --         --                  *
Jean Head Sisco(11)................      4,304         *                --         --                  *
Robert A. Smith(2)(12).............         --         --          249,446        1.2%                 *
Brian J. Knez(2)(13)...............         --         --          181,658         *                   *
John R. Cook(14)...................         --         --            6,718         *                   *
All current executive officers and
  directors as a group (21
  persons)(15).....................    438,850        1.6%       4,244,595       19.8%                9.4%

---------------
* Less than 1%.

 (1) Unless otherwise indicated in the following footnotes, each stockholder referred to above has sole voting and dispositive power with respect to the shares listed. Certain of the shares included in the table have been counted more than once because of certain rules and regulations of the Securities and Exchange Commission (the "Commission"). The total number of shares owned by, or for the benefit of, Richard A. Smith, Nancy L. Marks and members of their families is as shown for the "Smith Family Group". See
     Note 2.

 (2) The Smith Family Group includes Richard A. Smith, Chairman of the Company; Nancy L. Marks, Mr. Smith's sister; Robert A. Smith, Co-Chief Executive Officer and a director of the Company and Brian J. Knez, Co-Chief Executive Officer and a director of the Company, who are, respectively, the son and son-in-law of Richard A. Smith; other members of their families and various family corporations, trusts and charitable foundations. Members of the Smith Family Group possess sole or shared voting power over all of the shares shown in the table. Members of the Smith Family Group may be regarded as controlling persons of Harcourt General, as the Smith Family Group owns in the aggregate approximately 28% of the outstanding equity securities of Harcourt General and virtually all of the Harcourt General Class B Stock which carries special voting rights under certain circumstances. The shares beneficially owned by Harcourt General are not included in the amount shown for the Smith Family Group.

     The Smith Family Group has filed a Schedule 13D with the Commission which discloses that substantially all of the members of the Smith Family Group have entered into two separate agreements restricting the transfer of their shares of the Company's Class B Common Stock. First, the Smith Family Group has agreed with the Company not to transfer shares of the Company's Class B Common Stock for a 180-day period ending on April 21, 2000 except in certain circumstances. Second, certain members of the Smith Family Group have entered into a stockholders agreement dated as of September 1, 1999 (the "Stockholders Agreement"). The Stockholders Agreement provides that members of the Smith Family Group holding a total of 5,908,210 shares of Class B Common Stock (representing 98% of the shares of Class B Common Stock beneficially owned by the Smith Family Group) will be prohibited from transferring such shares for three years subject to certain exceptions. Following such three-year period, such shares will be subject to a right of first offer pursuant to which any party to the Stockholders Agreement desiring to transfer such shares must first offer to sell such shares to the other parties to the Stockholders Agreement and, to the extent such parties do not buy all the shares, then to the Company.

 (3) The Company and Harcourt General are parties to a Distribution Agreement, pursuant to which Harcourt General has agreed to vote the shares of the Company's Class A Common Stock retained by it following the Distribution (the "Retained Shares") on all matters in proportion to the votes cast affirmatively or negatively by all other holders of Class A Common Stock. In addition, Harcourt General has agreed, subject to certain exceptions, that for the two year period ending on October 21, 2001, it will not sell, exchange or transfer in any 60-day period Retained Shares representing 5% or more of the total outstanding shares of the Class A Common Stock and Class B Common Stock without first offering to the Company the right to purchase such shares. Harcourt General intends to dispose of the Retained Shares as market conditions permit and, in any event, before 2005.

 (4) The information reported with respect to the Class A Common Stock is based on a Schedule 13D dated August 18, 1997 filed with the Commission by the Gabelli Funds, Inc. and its affiliates (collectively, the "Gabelli Affiliates"). With respect to the Class B Common Stock, the information reported is based on information provided by the Gabelli Affiliates as of November 17, 1999. The Gabelli Affiliates have sole voting power with respect to 4,372,500 shares of Class A Common Stock and 216,441 shares of Class B Common Stock, and sole dispositive power with respect to all of the shares reported in the table.

 (5) The information reported is based on information provided by PRIMECAP Management Company as of October 31, 1999 with respect to its ownership of Neiman Marcus common stock. PRIMECAP Management Company has sole voting and shared dispositive power with respect to all of the shares reported in the table.

 (6) The information reported is based on information provided by Neuberger Berman, LLC as of November 19, 1999 with respect to its ownership of Neiman Marcus common stock. Neuberger Berman, LLC has sole voting power with respect to 1,625,092 shares reported in the table, and shared dispositive power with respect to all of the shares reported in the table.

 (7) Includes 106,580 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 10, 1999. Also includes 49,900 shares of restricted Class A Common Stock over which Mr. Tansky has voting but not dispositive power.

 (8) Includes 29,840 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 10, 1999. Also includes 20,500 shares of restricted Class A Common Stock over which Mr. Sampson has voting but not dispositive power.

 (9) Includes 64,840 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 10, 1999. Also includes 10,100 shares of restricted Class A Common Stock over which Mr. Elkin has voting but not dispositive power. Also includes 7,519 shares of Class A Common Stock allocated to Mr. Elkin under the Company's Employee Savings Plan ("ESP") as to which Mr. Elkin shares voting power with the trustee of the ESP.

(10) Ms. Mello retired from the Company after the end of fiscal 1999 and information for her is reported as of August 2, 1999. Includes 11,480 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of August 2, 1999. Also includes 5,200 shares of restricted Class A Common Stock over which Ms. Mello has voting but not dispositive power.

(11) Dr. Horner, Mr. O'Reilly, Mr. Salmon and Mrs. Sisco hold, respectively, 4,594, 1,222, 1,222 and 3,170 common stock based units which are included in the table. These directors do not have voting or dispositive power with respect to these common stock based units. See Directors' Compensation.

(12) Mr. Smith has voting but not dispositive power with respect to 4,398 shares of restricted Class B Common Stock. All of the shares reported for Mr. Smith are included in the shares owned by the Smith Family Group. See Note 2.

(13) Mr. Knez has voting but not dispositive power with respect to 4,398 shares of restricted Class B Common Stock. All of the shares reported for Mr. Knez are included in the shares owned by the Smith Family Group. See Note 2.

(14) Includes 2,199 shares of restricted Class B Common Stock with respect to which Mr. Cook has voting but not dispositive power.

(15) Includes (i) 212,740 shares of Class A Common Stock which are subject to outstanding options exercisable within 60 days of November 10, 1999, (ii) 147,471 shares of restricted Class A Common Stock and Class B Common Stock over which individuals in the group have voting but not dispositive power,
     (iii) 8,587 shares of Class A Common Stock allocated to individuals in the group under the ESP as to which such individuals share voting power with the trustee of the ESP, and (iv) the 10,208 common stock based units referred to in Note 11 above.

                           1.  ELECTION OF DIRECTORS

     The Company's Board of Directors is separated into three classes (Class I, Class II and Class III), only one of which classes is scheduled for election each year. At each Annual Meeting a Class of directors is elected for a full term of three years. In addition, pursuant to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), holders of Class B Common Stock are entitled to elect at least 82% of the Company's Board of Directors and holders of the Class A Common Stock are entitled to elect the remaining directors. The Board of Directors has fixed the number of directors at eight, one of whom is elected by the holders of the Class A Common Stock and seven of whom are elected by the holders of the Class B Common Stock. To ensure that there will be at least one Class A director at all times, the Company's Board of Directors may not consist of less than six members.

     At the 2000 Annual Meeting, three Class III directors are to be elected, consisting of one Class A director and two Class B directors. The persons named in the accompanying forms of proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. Each of the nominees is currently a member of the Board of Directors. The Company has no reason to believe that any of the listed nominees will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for substitute nominees. A plurality of the votes cast by the holders of each of the Class A Common Stock and Class B Common Stock, respectively, at the Annual Meeting is required to elect the Class A and Class B directors, respectively.

     All of the nominees for director and the directors who will continue to serve after the 2000 Annual Meeting are listed below with their principal occupations for the last five years.

           NOMINEES FOR TERMS EXPIRING IN 2003 (CLASS III DIRECTORS)

VINCENT M. O'REILLY, age 62, Director since 1997, Class A Director

     Distinguished Senior Lecturer, Carroll School of Management, Boston College since October 1997; Executive Vice Chairman of Coopers & Lybrand prior thereto; Director of Eaton Vance Corp. and Teradyne, Inc.

JOHN R. COOK, age 58, Director since 1998, Class B Director

     Senior Vice President and Chief Financial Officer of the Company and of Harcourt General.

JEAN HEAD SISCO, age 74, Director since 1987, Class B Director

     Partner in Sisco Associates, international management consultants; Director of Textron, Inc., Chiquita Brands International, Inc., The American Funds Tax-Exempt Series I and K-Tron International, Inc.

            DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS I DIRECTORS)

RICHARD A. SMITH, age 75, Director since 1987, Class B Director

     Chairman of the Company and of Harcourt General; Chief Executive Officer of the Company from January 1997 until December 1998 and prior to December 1991; Chief Executive Officer of Harcourt General from January 1997 until November 1999 and prior to December 1991; Chairman, President

(until November 1995) and Chief Executive Officer of GC Companies, Inc.; Director of the Company, Harcourt General and GC Companies, Inc. Mr. Smith is the father of Robert A. Smith and the father-in-law of Brian J. Knez.

ROBERT A. SMITH, age 40, Director since 1997, Class B Director

     Co-Chief Executive Officer of the Company since May 1999; Chief Executive Officer of the Company from December 1998 until May 1999; President and Co-Chief Executive Officer of Harcourt General since November 1999; President and Chief Operating Officer of the Company from January 1997 until December 1998; President and Co-Chief Operating Officer of Harcourt General from January 1997 until November 1999; Group Vice President of the Company and of Harcourt General prior to January 1997; President and Chief Operating Officer of GC Companies, Inc. since November 1995; Director of the Company and of Harcourt General. Mr. Smith is the son of Richard A. Smith and the brother-in-law of Brian J. Knez.

           DIRECTORS WHOSE TERMS EXPIRE IN 2002 (CLASS II DIRECTORS)

MATINA S. HORNER, PH.D., age 60, Director since 1993, Class B Director

     Executive Vice President of the Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF) and President Emerita of Radcliffe College since 1989; Director of Boston Edison Company.

BRIAN J. KNEZ, age 42, Director since 1998, Class B Director

     Co-Chief Executive Officer of the Company since May 1999; President and Co-Chief Executive Officer of Harcourt General since November 1999; President and Co-Chief Operating Officer of Harcourt General from January 1997 until November 1999; President (until November 1998) and Chief Executive Officer of Harcourt, Inc. since May 1995; President of the Scientific, Technical, Medical and Professional Group of Harcourt, Inc. prior to May 1995; Director of the Company and of Harcourt General. Mr. Knez is the son-in-law of Richard A. Smith and the brother-in-law of Robert A. Smith.

WALTER J. SALMON, age 69, Director since 1987, Class B Director

     Stanley Roth Sr. Professor of Retailing (Emeritus since 1997), Graduate School of Business Administration, Harvard University; Director of Hannaford Bros. Co., The Quaker Oats Company, Circuit City Stores, Inc., Luby's Cafeterias, Inc., Harrah's Entertainment, Inc., Cole National Corporation and PetsMart, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended July 31, 1999, the Board of Directors held six meetings and acted by unanimous written consent on four other occasions. During fiscal 1999, each director of the Company attended at least 75% of the aggregate number of Board meetings and meetings held by committees of which he or she is a member. The Board of Directors has designated five principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members.

     Audit Committee. The members of the Audit Committee, which met four times during fiscal 1999, are Mrs. Sisco (Chair), Dr. Horner, Mr. O'Reilly and Mr. Salmon. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the

Company's internal procedures and controls. The Audit Committee annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of audit services.

     Special Review Committee. The members of the Special Review Committee are Mr. Salmon (Chairman), Dr. Horner, Mr. O'Reilly and Mrs. Sisco. The Special Review Committee met once during fiscal 1999. A continuing function of the Special Review Committee is to give consideration to those matters requiring the approval of an "Independent Committee" under the terms of the Amended and Restated Intercompany Services Agreement (the "Intercompany Services Agreement") between the Company and Harcourt General, including the consideration of the fees charged to the Company by Harcourt General pursuant to such agreement. For information regarding the Intercompany Services Agreement, see Note 1 to the Summary Compensation Table. The four independent directors (all of whom are members of the Special Review Committee) also met as a group four times during the year to consider and act upon various matters related to the Distribution and Recapitalization described under "Stock Ownership of Certain Beneficial Owners and Management."

     Compensation Committee. The members of the Compensation Committee, which met twice during fiscal 1999, are Mr. Salmon (Chairman), Dr. Horner, Mr. O'Reilly and Mrs. Sisco. The functions of the Compensation Committee are to review or determine salaries, benefits and other compensation for officers and key employees of the Company and its subsidiaries and to administer the Company's incentive plans.

     Nominating Committee. All of the directors of the Company serve on the Nominating Committee, which held one meeting during fiscal 1999. Mrs. Sisco is the Chair of the Nominating Committee. The functions of the Nominating Committee are to nominate directors, make recommendations concerning the structure and membership of the various committees of the Board of Directors, consider questions of management, organization and succession and to act on such other matters as from time to time may be requested by the Board of Directors. In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director must be made in writing and received by the Secretary of the Company, 27 Boylston Street, Chestnut Hill, Massachusetts 02467 no later than October 17, 2000 (see "Deadline for Submission of Stockholder Proposals and Nominations for Director for Annual Meeting of Stockholders to be held in January 2001"). Such writing must set forth (i) the name and address of the stockholder who intends to make the nomination and of each person to be nominated, (ii) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person named, (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made by the stockholder, (iv) the consent of each proposed nominee to serve as a director of the Company if so elected and (v) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

     Executive Committee. The members of the Executive Committee, which did not meet during fiscal 1999, are Richard A. Smith (Chairman), Walter J. Salmon, Brian J. Knez and Robert A. Smith. The By-Laws confer upon the Executive Committee the authority to manage the affairs of the Company in the intervals between meetings of the Board of Directors, except that the Committee may not effect certain fundamental corporate actions such as (a) declaring a dividend,
(b) amending the Restated Certificate of Incorporation or the By-Laws, (c) adopting an agreement of merger or consolidation or (d) imposing a lien on substantially all the assets of the Company. In practice, the Executive

Committee meets infrequently and does not act except on matters which must be dealt with prior to the next scheduled Board of Directors meeting and which are not sufficiently important to require action by the full Board of Directors.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company or Harcourt General ("Non-Employee Directors") each receive (i) an annual cash retainer of $20,000,
(ii) a fee of $2,000 per Board of Directors meeting attended, (iii) a fee of $750 (the Chairperson receives $1,500) for each committee meeting attended, and
(iv) reimbursement for travel and incidental expenses (an aggregate of $18,996 in fiscal 1999) incurred in attending meetings and carrying out their duties as directors. If a Non-Employee Director is unable to attend a meeting in person but participates by telephone, he or she receives one-half of the fee that would otherwise be payable.

     In addition, each Non-Employee Director is entitled to receive grants of stock-based units in an aggregate amount equal to the value of the annual cash retainer. Grants are made quarterly, with the number of stock-based units in each grant calculated by dividing $5,000 (the amount of the quarterly cash retainer) by the trailing five day average of the closing price of the Company's Class A Common Stock at the end of each fiscal quarter. The value of each Non-Employee Director's stock-based units will be payable only in cash when the Non-Employee Director ceases to serve as a member of the Board of Directors of the Company. These stock-based units do not carry voting or dispositive rights.

     The Company offers Non-Employee Directors the right to elect to receive all or part of the cash portion of their fees on a deferred basis (i) in the form of cash with interest at a rate equal to the average of the top rates paid by major New York banks on three-month negotiable certificates of deposit as quoted on the last business day of the fiscal quarter, or (ii) in the form of stock-based units, calculated on the basis of the trailing five day average of the closing price of the Company's Class A Common Stock at the end of each fiscal quarter. For fiscal 1999, Dr. Horner elected to receive all of her fees on a deferred basis using the stock based method and Mrs. Sisco elected to receive fifty percent of her fees on a deferred basis using the stock based method.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of any class of the Company's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 1999.

EXECUTIVE COMPENSATION

                         SUMMARY COMPENSATION TABLE (1)

     The following table provides information on the compensation provided by the Company during fiscal 1999, 1998 and 1997 to the Company's Chief Executive Officer and the four most highly paid executive officers of the Company during fiscal 1999. Under the Intercompany Services Agreement between the Company and Harcourt General, Harcourt General provides certain management services to the Company, including the services of the Company's Chief Executive Officer.

                                                                              LONG-TERM
                                                                           COMPENSATION(3)
                                                                       -----------------------
                                                                               AWARDS
                                         ANNUAL COMPENSATION           -----------------------
                                 -----------------------------------   RESTRICTED
                                                       OTHER ANNUAL      STOCK                    ALL OTHER
NAME AND                FISCAL    SALARY     BONUS     COMPENSATION      AWARDS      OPTIONS     COMPENSATION
PRINCIPAL POSITION       YEAR      ($)       ($)(4)       ($)(5)         ($)(6)        (#)          ($)(7)
------------------      ------   --------   --------   -------------   ----------   ----------   ------------
Chief Executive          1999          --         --        --                --          --            --
Officer (1)(2)           1998          --         --        --                --          --            --
                         1997          --         --        --                --          --            --

B. Tansky                1999    $882,930   $220,000        --          $248,125      55,000       $27,419
President and Chief      1998    $807,968   $470,000        --          $260,206      20,200       $20,227
Operating Officer of     1997    $750,000   $292,500        --                --      10,000       $19,357
the Company, and
Chairman and Chief
Executive Officer of
Neiman Marcus Stores

G. Sampson               1999    $540,000   $ 75,000        --          $119,100      12,500       $14,400
President and Chief      1998    $520,000   $220,000        --          $125,163       9,600       $14,126
Operating Officer of     1997    $500,000   $174,000        --                --       6,500       $14,070
Neiman Marcus Stores

S. Elkin                 1999    $510,000   $ 50,000        --          $119,110      12,500       $13,800
Chairman and Chief       1998    $495,000   $210,000        --          $125,163       9,600       $13,883
Executive Officer of     1997    $480,000   $185,000        --                --          --       $10,771
Bergdorf Goodman

D. Mello                 1999    $400,000   $ 24,000        --          $ 49,625       6,000       $10,500
President of Bergdorf    1998    $385,000   $140,000        --          $ 59,288       4,700       $10,289
Goodman(8)               1997    $365,000   $110,000        --                --       4,000       $ 9,210

---------------
(1) Richard A. Smith, Chairman of the Company and of Harcourt General, served as Chief Executive Officer of the Company from January 15, 1997 until December 2, 1998. He was succeeded as Chief Executive Officer of the Company by Robert A. Smith, a director and then President of the Company. On May 14, 1999, Brian J. Knez, a director of the Company, was elected by the Board of Directors to serve along with Robert Smith as Co-Chief Executive Officer of the Company. Of the amounts payable under the Intercompany Services Agreement (see Note 2), approximately $460,000, $448,000 and $365,000, respectively, were attributable to Richard A. Smith's services for fiscal 1999, 1998 and 1997, $673,000 was attributable to Robert A. Smith's services for fiscal 1999, and $205,000 was attributable to Brian J. Knez's services for fiscal 1999. These amounts include costs related to base compensation, bonuses, benefits and amounts necessary to fund retirement benefits, all of which are direct obligations of Harcourt General.

(2) Under the Intercompany Services Agreement, Harcourt General provides certain management, accounting, financial, legal, tax, human resources and other corporate services to the Company, including the services of certain senior officers of Harcourt General who are also senior officers of the Company, in consideration of a fee based on Harcourt General's direct and indirect costs of providing the corporate services. The level of Harcourt General services and fees are subject to the approval of the Special Review Committee of the Board of Directors of the Company, which consists entirely of directors who are independent of Harcourt General. During fiscal years 1999, 1998 and 1997, the Company paid or accrued approximately $6.0 million, $5.4 million and $5.7 million, respectively, to Harcourt General for all of its services under the Intercompany Services Agreement.

(3) Other than restricted stock, stock options and equity based awards which may be granted under the Company's 1997 Incentive Plan, the Company does not have a long-term compensation program for its executive officers that includes long-term incentive payouts.

(4) Bonus payments are reported with respect to the year in which the related services were performed.

(5) No disclosure regarding items included in this category is required since no amounts in any of the fiscal years reported for any of the named executive officers exceed the lesser of $50,000 or 10% of the annual salary and bonus for the named executive officer.

(6) Calculated by multiplying the closing price of the Company's common stock on the New York Stock Exchange on the date of grant by the number of shares awarded. For restricted common stock granted in fiscal 1998 and 1999, the restrictions lapse upon the achievement of specified performance targets or, if the specified targets are not reached within five years of the date of grant, then the restrictions lapse eight years from the date of grant. The specified performance targets have not yet been attained. For restricted common stock granted prior to fiscal 1998, twenty percent of an award of restricted common stock are freed from the restrictions each year, commencing one year after the date of grant, provided that the recipient continues to be employed by the Company on the anniversary date of the grant. Holders of restricted stock are entitled to vote their restricted shares and receive all dividends which may be paid with respect to such shares. In the event of termination of employment for any reason, other than death or permanent disability, restricted shares are forfeited by the holders and revert to the Company. At the end of fiscal 1999, the named executive officers' restricted stock holdings and market values (based on the New York Stock Exchange closing price of $25.00 for the Company's common stock at fiscal year-end) were as follows: Mr. Tansky -- 21,900 shares ($547,500); Mr. Sampson -- 9,600 shares ($240,000); Mr. Elkin -- 11,600 shares ($290,000); and Ms. Mello -- 5,200 shares ($130,000).

(7) The items accounted for in this column include the cost to the Company of
    (a) matching contributions under the Company's Key Employee Deferred Compensation Plan and (b) group life insurance premiums. For fiscal 1999, such amounts for each of the named executive officers were, respectively, as follows: Mr. Tansky -- $24,419 and $3,000; Mr. Sampson -- $11,400 and $3,000; Mr. Elkin -- $10,800 and $3,000; and Ms. Mello -- $8,100 and $2,400.

(8) Ms. Mello retired as President of Bergdorf Goodman after the end of fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding options granted under the Company's 1997 Incentive Plan during the fiscal year ended July 31, 1999 to the executive officers named in the Summary Compensation Table.

                                               INDIVIDUAL GRANTS(1)
                                  -----------------------------------------------   POTENTIAL REALIZABLE
                                                  % OF                                VALUE AT ASSUMED
                                  NUMBER OF      TOTAL                                 ANNUAL RATES OF
                                  SECURITIES    OPTIONS                                  STOCK PRICE
                                  UNDERLYING   GRANTED TO   EXERCISE                  APPRECIATION FOR
                                   OPTIONS     EMPLOYEES    OR BASE                    OPTION TERM(2)
                                   GRANTED     IN FISCAL     PRICE     EXPIRATION   ---------------------
NAME                                 (#)          YEAR       ($/SH)       DATE       5%($)       10%($)
----                              ----------   ----------   --------   ----------   --------   ----------
Chief Executive Officer(3)......        --          --            --          --          --           --
B. Tansky.......................    30,000        6.41%     $24.8125     9/18/08    $468,133   $1,186,342
                                    25,000        5.34%     $24.9375     12/3/08    $392,076   $  993,599
G. Sampson......................    12,500        2.67%     $24.8125     9/18/08    $195,056   $  494,309
S. Elkin........................    12,500        2.67%     $24.8125     9/18/08    $195,056   $  494,309
D. Mello(4).....................     6,000        1.28%     $24.8125     9/18/08    $ 93,627   $  237,268

---------------

(1) No stock appreciation rights were granted to any named executive officer during fiscal 1999. All option grants are non-qualified stock options to purchase shares of the Company's Class A Common Stock and have a term of 10 years and one day. They become exercisable at the rate of 20% on each of the first five anniversary dates of the grant. All options were granted at fair market value measured by the closing price of the common stock on the New York Stock Exchange on the date of grant.

(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

(3) None of the executive officers of Harcourt General who are also officers of the Company, including those executive officers of Harcourt General who served as Chief Executive Officer of the Company during fiscal 1999, participated in the Company's 1997 Incentive Plan.

(4) Ms. Mello retired from the Company after the end of fiscal 1999.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information regarding stock options/SARs exercised during fiscal 1999 and the number and value of stock options held at July 31, 1999 by the executive officers named in the Summary Compensation Table.

                                                                         NUMBER OF             VALUE OF
                                                                   SECURITIES UNDERLYING     UNEXERCISED
                                                                        UNEXERCISED          IN-THE-MONEY
                                                                      OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                     JULY 31, 1999(#)      JULY 31, 1999($)
                                                                   ---------------------   ----------------
                                   SHARES ACQUIRED      VALUE          EXERCISABLE/          EXERCISABLE/
NAME                               ON EXERCISE(#)    REALIZED($)       UNEXERCISABLE       UNEXERCISABLE(1)
----                               ---------------   -----------   ---------------------   ----------------
Chief Executive Officer(2).......          --               --                    --                     --
B. Tansky........................          --               --         89,540/82,160       $902,000/$60,313
G. Sampson.......................          --               --         21,720/28,880       $174,300/$48,544
S. Elkin.........................       2,000          $26,688         56,420/24,180       $594,750/$44,844
D. Mello(3)......................       7,500          $73,125          5,540/15,160       $ 31,875/$33,000

---------------
(1) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's common stock on the New York Stock Exchange at fiscal year-end ($25.00) less the option exercise price for those shares. These values have not been realized.

(2) None of the executive officers of Harcourt General who are also officers of the Company, including those executive officers of Harcourt General who served as Chief Executive Officer of the Company during fiscal 1999, participated in the Company's 1997 Incentive Plan.

(3) Ms. Mello retired from the Company after the end of fiscal 1999.

PENSION PLANS

     The Company maintains a funded, qualified pension plan known as The Neiman Marcus Group, Inc. Retirement Plan (the "Retirement Plan"). Most non-union employees over age 21 who have completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment. The Retirement Plan is a "career-average" plan, under which a participant earns each year a retirement annuity equal to 1% of his or her compensation for the year up to the Social Security wage base and 1.5% of his or her compensation for the year in excess of such wage base. Benefits under the Retirement Plan become fully vested after five years of service with the Company.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, nonqualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan benefits and Social Security. Executive, administrative and professional employees (other than those employed as salespersons) with an annual base salary at least equal to a minimum established by the Company ($160,000 as of July 31, 1999) are eligible to participate. At normal retirement age (age 65), a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and SERP, computed as a straight life annuity, up to 50% of the participant's highest consecutive 60 month average of annual pensionable earnings, less 60% of his or her estimated annual primary Social Security benefit. If the participant has fewer than 25 years of service, the combined benefit is proportionately reduced. Benefits under the SERP become fully vested after five years of service with the Company.

     The following table, which includes benefits under the Retirement Plan and the SERP, shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 1999 who elects to receive his or her benefit in the form of a straight life annuity. The amounts actually payable will be lower than the amounts shown below, since such amounts will be reduced by 60% of the participant's estimated primary Social Security benefit.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                         UNDER RETIREMENT PLAN AND SERP

              AVERAGE                                  TOTAL YEARS OF SERVICE
            PENSIONABLE               --------------------------------------------------------
              EARNINGS                   5           10          15          20          25
            -----------               --------    --------    --------    --------    --------
$  300,000                            $ 30,000    $ 60,000    $ 90,000    $120,000    $150,000
   400,000                              40,000      80,000     120,000     160,000     200,000
   500,000                              50,000     100,000     150,000     200,000     250,000
   600,000                              60,000     120,000     180,000     240,000     300,000
   700,000                              70,000     140,000     210,000     280,000     350,000
   800,000                              80,000     160,000     240,000     320,000     400,000
   900,000                              90,000     180,000     270,000     360,000     450,000
 1,000,000                             100,000     200,000     300,000     400,000     500,000

     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of July 31, 1999 and years of service creditable at age 65.

                                       PENSIONABLE EARNINGS         YEARS OF SERVICE(2)
                                          FOR YEAR ENDED       ------------------------------
NAME                                     JULY 31, 1999(1)      AT JULY 31, 1999     AT AGE 65
----                                   --------------------    -----------------    ---------
Chief Executive Officer(3)...........              --                 --               --
B. Tansky............................        $883,000                 --(4)            21(4)
G. Sampson...........................         540,000                 --(5)            21(5)
S. Elkin.............................         510,000                 21               30
D. Mello(6)..........................         400,000                 18               15

---------------
(1) In computing the combined benefit under the Retirement Plan and SERP, "pensionable earnings" means, with respect to the Retirement Plan, base salary and any bonus and, with respect to the SERP, base salary only. The amounts shown above include base salary only.

(2) The years of credited service set forth in the table reflect years of credited service under the Retirement Plan, which is a "career average plan" with no limitation on years of credited service. However, credited service under the SERP may not exceed 25 years.

(3) None of the executive officers of Harcourt General who are also officers of the Company, including those executive officers of Harcourt General who served as Chief Executive Officer of the Company during fiscal year 1999, participate in the Company's Retirement Plan or SERP.

(4) For purposes of determining Mr. Tansky's retirement benefits under the SERP, Mr. Tansky will be credited with two times his years of service with the Company provided (i) he remains continuously employed by the Company until his 65th birthday and, following his retirement, agrees not to compete with the Company for a period of three years, (ii) the Company terminates his employment other than for cause, or (iii) he resigns under certain circumstances following a change of control of the Company; otherwise Mr. Tansky's accrued service under the SERP will be calculated at 5/3 times his years of service if he retires after age 65 and in the normal manner in all other cases. Mr. Tansky is 61 years old.

(5) For purposes of determining Mr. Sampson's retirement benefits under the SERP, Mr. Sampson will be credited with 20/13 times his years of service with the Company provided (i) he remains continuously employed by the Company until his 65th birthday, (ii) the Company terminates his employment other than for cause, or (iii) he resigns under certain circumstances before age 65 or following a change of control of the Company; otherwise, Mr. Sampson's accrued service under the SERP will be calculated in the normal manner. Mr. Sampson is 58 years old.

(6) Ms. Mello retired from the Company after the end of fiscal 1999.

SEVERANCE AGREEMENTS; CHANGE OF CONTROL ARRANGEMENTS

  Burton Tansky

     Pursuant to an agreement between Mr. Tansky and the Company effective November 1999, Mr. Tansky is entitled to receive severance payments in the event his employment with the Company is terminated in certain situations. If the Company terminates Mr. Tansky's employment other than for cause or other than due to his total disability or death, Mr. Tansky shall have the right to receive an amount equivalent to two times his then-current annual base salary payable in 24 monthly installments. Mr. Tansky will also be entitled to receive such payments if his employment is terminated by a successor to the Company within 24 months of a change of control of the Company without cause or other than due to his total disability or death, or if within 24 months of such a change of control, Mr. Tansky resigns because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held prior to the change of control.

  Gerald A. Sampson

     Pursuant to an agreement between Mr. Sampson and the Company effective September 1998, as amended, Mr. Sampson is entitled to receive severance payments in the event his employment with the Company is terminated in certain situations. If the Company terminates Mr. Sampson's employment other than for cause or other than due to his total disability or death, Mr. Sampson shall have the right to receive an amount equivalent to one and one-half times his then-current annual base salary, payable in 18 monthly installments. Mr. Sampson will also be entitled to receive such payments if his employment is terminated by a successor to the Company within 24 months of a change of control of the Company without cause or other than due to his total disability or death, or if within 24 months of such a change of control Mr. Sampson resigns because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held prior to the change of control.

  Stephen C. Elkin

     Pursuant to an agreement between Mr. Elkin and Bergdorf Goodman effective September 1993, Mr. Elkin is entitled to receive severance payments in the event his employment with Bergdorf Goodman is terminated in certain situations. If the Company terminates Mr. Elkin's employment other than for cause or other than due to his total disability or death, he will receive an amount equal to one and one half times his then-current base salary, which amount will be paid to him in 18 monthly installments following such termination but will be reduced by any amounts received by him from other employment during the period beginning six months following his termination and ending at the end of the 18 month period. Mr. Elkin will also be entitled to receive such payments in the event his employment is terminated without cause within 24 months of a change of control of either Bergdorf Goodman or the Company, or in the event he resigns within 24 months of a change of control because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held before the change of control.

     Stock Awards: In addition to the individual agreements described above, the Company's 1997 Incentive Plan and the terms of all outstanding individual award agreements provide that in the event of a change of control all outstanding awards become fully vested and exercisable.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During fiscal 1999 and through November 10, 1999, Messrs. Tansky, Sampson and Elkin had outstanding loans under the Company's Key Executive Stock Purchase Loan Plan (the "Loan Plan") in the respective maximum aggregate principal amounts of $367,594, $536,649, and $193,768. At July 31, 1999, the outstanding amounts of such loans were as follows: Mr. Tansky -- $367,594; Mr. Sampson -- $536,649; and Mr. Elkin -- $178,306. In accordance with the provisions of the Loan Plan, these loans were used to acquire shares of the Company's common stock either in the open market or pursuant to stock option exercises and to discharge certain tax liabilities incurred in connection with the release of restrictions on previous grants of restricted common stock. The loans are secured by a pledge of the purchased shares and bear interest at an annual rate of 5%, payable quarterly. Pursuant to the terms of the Loan Plan, each executive officer's loan will become due and payable seven months after his employment with the Company terminates. No other officer of the Company had outstanding loans under the Loan Plan in excess of $60,000 during fiscal 1999 or subsequent thereto.


                            ------------------------

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EACH AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, NOR SHALL SUCH SECTIONS OF THIS PROXY STATEMENT BE DEEMED TO BE INCORPORATED INTO ANY FUTURE FILINGS MADE BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Introduction

     The Compensation Committee is composed of Walter J. Salmon (Chairman), Matina S. Horner, Vincent M. O'Reilly and Jean Head Sisco. The members of the Compensation Committee are all independent directors.

     The principal responsibility of the Committee is to review the performance of, and determine the compensation for, the executive officers of the Company who are not also executive officers of Harcourt General. The individuals in this group for fiscal 1999 include Messrs. Tansky, Sampson, Elkin, and Ms. Mello all of whom are named executive officers in the Summary Compensation Table. Ms. Mello, a named executive officer, resigned shortly after the end of the fiscal year. The compensation of Harcourt General's executive officers, most of whom are also executive officers of the Company, is determined by Harcourt General's Compensation Committee.

  Compensation Policies

     The principal objectives of the Company's executive compensation program are to (i) reward competitively its executive officers, (ii) attract and retain individuals important to the success of the Company, (iii) provide incentives that will motivate those executives, and (iv) reward the Company's executives for achieving the business objectives of the Company and its operating divisions over both the short and long terms.

     The Committee makes annual and long term incentives a significant component of the Company's executive officers' total compensation. The Committee also increases the variable risk and reward of such incentive compensation in proportion to an executive's level of responsibility in the Company.

     Early in each fiscal year, the Committee considers the recommendations of the Chief Executive Officer, which are supported by data generated by the Company's Human Resources Department and/or outside compensation consultants, for each component of compensation of the Company's executive officers. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are (i) base salary, (ii) annual incentive bonus, and (iii) stock incentives.

       Base Salary

         For fiscal 1999, base salary was determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data was used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons were made to a broad range of domestic publicly held retailing companies, including "upscale" specialty retailing companies. Because the Company competes for executive talent with a broad range of companies, the Committee did not limit its comparison information for compensation purposes to the companies included in the peer group in the Stock Performance Graph. For fiscal 1999, the Committee generally set its salary and total cash compensation benchmarks (assuming that target bonuses would be achieved) for executive officers at the middle range of the comparison group of companies.

         The Committee reviewed in detail the base salary levels for each of the named executive officers of the Company. While the Committee used the benchmarks described above as a reference point, a particular individual's base salary may vary from the benchmark depending upon his or her salary history, experience, individual performance, guidelines established by the Chief Executive Officer with respect to salary increases for the entire Company, and the subjective judgment of the Committee.

       Annual Incentive Bonus

         The annual incentive bonus program is intended to put substantial amounts of total cash compensation at risk with the intent of focusing the attention of the executives on achieving both the Company's and their division's performance goals and their individual goals, thereby contributing to profitability and building shareholder value. For fiscal 1999 the named executive officers' cash bonus opportunity for performance at the level of meeting the fiscal 1999 budget ranged from 7 1/2% to 15 1/2% of base salary, and increased to a range of 30% to 60% of base salary for performance above the fiscal 1999 budget. For performance in fiscal 1999 which represented a significant improvement over the Company's fiscal 1999 budget, cash bonus opportunities ranged from 60% to 120% of base salary. The determination of annual bonuses for the named executive officers for fiscal 1999 was based principally on (i) the achievement of performance objectives by the operating division for which the executive was responsible, (ii) the individual executive's own performance, and
      (iii) the Company's overall performance. The divisional performance component of the bonus was determined based on a weighting of several factors, the most important of which was operating earnings before corporate expenses. Other factors included return on net assets for Neiman Marcus Stores and Bergdorf Goodman, and growth in the number of customer accounts for NM Direct. The individual performance goals for each of the Company's named executive officers included the achievement of certain specified tasks.

         Bonuses actually awarded to the named executive officers for fiscal 1999 were determined by an assessment of all of these factors, as well as certain subjective factors. Because the Company and the relevant divisions fell short of performance targets in certain cases in fiscal 1999, bonuses awarded were adjusted based on an assessment, in each case, of the achievement of Company, divisional and/or individual performance goals.

         In October 1999 the Compensation Committee established the Company's and each division's performance goals for fiscal 2000 and determined the executive officers who should participate in the annual incentive plan for that year and their respective bonus award opportunities. For fiscal 2000 the named executive officers' cash bonus opportunity for performance at the level of meeting the fiscal 2000 budget will range from 8 3/4% to 15% of base salary, and will increase to a range of 35% to 60% of base salary for performance above the fiscal 2000 budget which would represent an improvement over the Company's fiscal 1999 results. For performance in fiscal 2000 which would represent a significant improvement over the Company's fiscal 2000 budget, cash bonus opportunities will range from 70% to 120% of base salary. If performance is below the fiscal 2000 budget, the Committee may reduce cash bonus awards or not grant them at all.

       Stock Incentives

         In 1997 the Committee restructured the Company's long term stock incentive program to provide for increased capital accumulation opportunities for executive officers. The Committee's purpose in awarding equity based incentives is to achieve as much as possible an identity of interest between the Company's executives and the long term interest of the stockholders. For fiscal 1999, the principal factors considered in determining which executives (including the named executive officers) were awarded equity based compensation, and in determining the types and amounts of such awards, included salary levels, equity awards granted to executives at competing retail companies, and the performance, experience, and level of responsibility of each executive.

         The Company granted two kinds of equity based incentives in fiscal 1999: (i) non-qualified stock options, and (ii) performance accelerated restricted stock. Non-qualified stock options vest over a five year period and terminate ten years and one day from the date of grant. The restrictions on performance accelerated restricted stock lapse upon the earlier of (i) the achievement of specified business objectives (including without limitation improvements in operating earnings and return on net assets) within five years of the date of grant, or (ii) the eighth anniversary of the date of grant.

  Compensation of the Chief Executive Officer

     Richard A. Smith, Chairman of the Company and of Harcourt General, served as Chief Executive Officer of the Company until December 2, 1998. He was succeeded as Chief Executive Officer of the Company by Robert A. Smith, a director and then President of the Company and President and Co-Chief Operating Officer of Harcourt General. On May 14, 1999, Brian J. Knez, a director of the Company and then President and Co-Chief Operating Officer of Harcourt General, was elected by the Board of Directors to serve along with Robert A. Smith as Co-Chief Executive Officer of the Company. Messrs. Smith, Smith and Knez receive all of their cash and non-cash compensation from Harcourt General and not from the Company. For further information regarding the charges incurred by the Company for the services of its Chief Executive Officer under the Intercompany Services Agreement between the Company and Harcourt General, see Note 1 to the Summary Compensation Table. While the Special Review Committee of the Company reviews each year the appropriateness of the charges by Harcourt General to the Company under the Intercompany Services Agreement, neither this Committee nor the Special Review Committee plays any role in determining the compensation that any executive officer of Harcourt General receives from Harcourt General.

  Compliance with the Internal Revenue Code

     The Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1 million per year which is not "performance based" paid to each of the executive officers named in the Summary Compensation Table. During fiscal 1997, the Committee, the Board of Directors and the stockholders of the Company approved The Neiman Marcus Group 1997 Incentive Plan. This Plan allows the Committee to award stock incentives and cash bonuses based on objective criteria. It is expected that the stock incentives and cash bonuses awarded under the Plan will generally be characterized as "performance based" compensation and therefore will be fully deductible by the Company. The Company expects that the executive officers of the Company will, in appropriate cases, agree to defer income if and to the extent that their compensation is not deductible by the Company under the Code. The Committee will continue to monitor the requirements of the Code to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executives of the Company with appropriate incentives and rewards for their performance.

                                          COMPENSATION COMMITTEE

                                          Walter J. Salmon, Chairman
                                          Matina S. Horner
                                          Vincent M. O'Reilly
                                          Jean Head Sisco

                            STOCK PERFORMANCE GRAPH

     The following graph compares the total cumulative return over five years on the Company's Common Stock to the total cumulative return over the same period of the common stocks of companies in (i) the Standard & Poor's 500 Index, and
(ii) a peer group index consisting of Tiffany & Co. and Nordstrom, Inc. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at July 30, 1994, and that all dividends were reinvested. Saks Holdings Inc., which had been included in the peer index last year, has been deleted as a result of its acquisition in 1998 by another company. The common stocks of the companies in the peer group index have been weighted annually at the beginning of each fiscal year to reflect relative stock market capitalization. The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock.

                              [LINE GRAPH OMITTED]


--------------------------------------------------------------------------------------------------------------------------------
                                July 30, 1994   July 29, 1995   August 3, 1996   August 2, 1997   August 1, 1998   July 31, 1999
------------------------------- --------------  -------------   --------------   --------------   --------------   -------------
THE NEIMAN MARCUS GROUP, INC.      100.00          101.55           177.50           184.52           217.96           165.12
------------------------------- --------------  -------------   --------------   --------------   --------------   -------------
S&P 500 INDEX                      100.00          102.54           123.44           185.53           222.81           267.67
------------------------------- --------------  -------------   --------------   --------------   --------------   -------------
PEER INDEX                         100.00           95.01           110.39           162.12           282.39           368.43
--------------------------------------------------------------------------------------------------------------------------------

                  2.  PROPOSAL TO APPROVE AN AMENDMENT TO THE
                         COMPANY'S 1997 INCENTIVE PLAN

     In 1997 the Company's stockholders approved the adoption of The Neiman Marcus Group, Inc. 1997 Incentive Plan (the "Plan"). The Compensation Committee of the Board of Directors (the "Committee") has adopted, subject to stockholder approval, an amendment to the Plan that would (i) increase the number of shares of the Company's common stock reserved for issuance under the Plan from 2,500,000 to 4,900,000 shares.

     The Plan is intended to advance the interests of the Company by providing eligible participants the opportunity to receive a broad variety of equity based and cash incentives ("Awards"). In October and November 1999 the Committee approved grants of stock options and restricted stock under the Plan covering a total of 1,393,650 shares for approximately 115 of the Company's key employees. The

Committee granted these Awards in order to more directly align the interests of executives with the interests of the Company's stockholders and to motivate and retain key employees following the distribution by Harcourt General of most of its controlling equity position in the Company in October 1999.

     After giving effect to these awards, there are approximately 340,000 shares remaining available for issuance under the Plan. Since the Plan does not expire until September 2006, the Company believes that the remaining number of authorized shares will not be sufficient for the Company's future needs.

     NO OTHER CHANGES TO THE PLAN ARE BEING PROPOSED. THE PRINCIPAL PROVISIONS OF THE PLAN ARE DESCRIBED BELOW.

     Administration. The Plan is administered by the Committee which is comprised solely of persons who qualify both as "outside directors" (within the meaning of Section 162(m) of the Code) and "non-employee directors" (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934). The Committee has authority to interpret the Plan; determine eligibility for and grant Awards under the Plan; determine, modify or waive the terms and conditions of any Award; and otherwise do all things necessary to carry out the purposes of the Plan.

     Eligibility and Participation. In general, the Committee selects participants in the Plan from among key employees of the Company and its affiliates who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its affiliates. The Committee also has discretion to include as participants in the Plan members of the Company's Board of Directors and other persons who provide services to the Company or its affiliates. No Award may be granted under the Plan after September 1, 2006, but Awards previously granted may extend beyond such date.

     Types of Awards. The Committee, in its discretion, may award (i) options to purchase Common Stock, (ii) stock appreciation rights, (iii) restricted or unrestricted Common Stock, (iv) promises to deliver stock or other securities in the future, (v) convertible securities, (vi) cash bonuses, and (vii) cash bonuses or loans to help defray the costs of the foregoing awards.

     Performance Criteria. Awards under the Plan may be conditioned upon satisfaction of specified performance criteria. In the case of any such Award that is intended to qualify for exemption from the deduction limitation rules of
Section 162(m) (an "Exempt Award"), the criteria used in connection with the Award shall be one of any combination of the following: earnings or earnings per share (whether on a pre-tax, operational or other basis); return on equity; return on assets; revenues; sales; expenses; one or more operating ratios; stock price; stockholder return; market share; cash flow; inventory levels or inventory turns; capital expenditures; net borrowings, debt leverage levels or credit quality; or the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions. If the performance goal with respect to an Exempt Award is not attained, no other Award shall be provided in substitution.

     Rules Applicable to Awards. The Committee may determine the time or times at which an Award will vest or become exercisable. Unless the Committee expressly provides otherwise, an Award requiring exercise will cease to be exercisable, and all other Awards to the extent not already fully vested will be forfeited, immediately upon the cessation (for any reason, including death) of the participant's employment or other service relationship with the Company and its affiliates. The Committee may provide that upon the exercise of an Award the participant will automatically receive a new Award of like kind covering a number of shares determined by reference to the number of shares tendered to the Company upon exercise of the first Award.

     Stock Options. Each stock option (expect as otherwise expressly provided by the Committee consistent with continued qualification of the stock option as an Exempt Award, or unless the Committee expressly determines that such stock option is not subject to Section 162(m) or that the stock option is not intended to qualify as an Exempt Award), will have an exercise price not less than the fair market value of the common stock subject to the stock option, determined as of the date of grant, except that a stock option intended to be an "incentive stock option" ("ISO") within the meaning of Section 422 of the Internal Revenue Code granted to a person who owns (or by application of attribution rules is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company will have an exercise price equal to at least 110% of such fair market value and will not be exercisable after the expiration of five years from the date such option is granted.

     Equitable Adjustment. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan, to the maximum share limits under the Plan, to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, to any exercise prices relating to Awards, and to any other provision of Awards affected by such change. The Committee also may make such adjustments to take into account other distributions or events, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards.

     Change of Control. The Plan provides that, unless the Award instrument provides otherwise, in the event of a change of control, all Awards, including all outstanding stock options and restricted stock, will become fully vested and exercisable.

     Amendment. Subject to the Committee's right to exercise its discretion consistent with qualifying Awards for exception under Section 162(m), the Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Internal Revenue Code or for Awards to be eligible for the performance-based exception under Section 162(m).

     Other Compensation. The existence of the Plan and the grant of Awards will not affect the Company's right to pay other bonuses or compensation, except as provided under the Plan.

VOTING REQUIREMENTS

     Approval of the amendment of the Plan requires a favorable vote of a majority of the shares present or represented at the Annual Meeting. On this proposal, abstentions will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT OF THE PLAN.

            3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending July 29, 2000.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid, or accrued, approximately $2.3 million on account of professional services rendered by Deloitte & Touche LLP for the fiscal year ended July 31, 1999.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the shares present or represented at the Annual Meeting. On this proposal, abstentions will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 29, 2000.

                            4.  STOCKHOLDER PROPOSAL

     Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, the record owner of 150 shares of the Company's Class A Common Stock, has submitted for consideration at the Annual Meeting the proposal set forth below. Following the proposal is the stockholder's statement in support thereof, in the form received by the Company, and the statement of the Company's Board of Directors in opposition thereto.

     "RESOLVED: That the stockholders of Neiman Marcus, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     "REASONS: Many states have mandatory cumulative voting, so do National Banks."

     "In addition, many corporations have adopted cumulative voting."

     "Last year the owners of 4,170,378 shares, representing approximately 10.4% of shares voting, voted FOR this proposal."

     "If you AGREE, please mark your proxy FOR this resolution."

     Statement of the Board of Directors in Opposition

     The Company's present system for election of directors, which is like that of many major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. The Board of Directors believes that the current voting system is most likely to produce an effective Board of Directors which will represent the interests of all of the Company's stockholders. Cumulative voting, which permits relatively small groups of stockholders to elect directors to represent their particular interests or points of view, could result in the creation of an adversarial Board of Directors, where each director advocates the positions of the group responsible for his or her election rather than the positions which are in the best interest of the Company and all of the stockholders. The Board of

Directors believes there should never be any question as to whether a Director is acting for the benefit of all of the stockholders, rather than as a representative of any special group.

     Approval of this advisory proposal requires a favorable vote of a majority of the shares present or represented at the Annual Meeting. On this proposal, abstentions will have the same effect as votes cast against the proposal and broker non-votes will have no effect. Section 214 of the General Corporation Law of the State of Delaware states that a certificate of incorporation may provide for cumulative voting. In order actually to effect cumulative voting, therefore, stockholders of the Company must vote to amend the Company's Restated Certificate of Incorporation to so provide. No such proposal has been placed before the stockholders, but if it were, it would require the favorable vote of the holders of shares representing at least a majority of the issued and outstanding Class A Common Stock and Class B Common Stock voting as a single class.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

                               5.  OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                          AND NOMINATIONS FOR DIRECTOR
         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN JANUARY 2001

     In order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act") to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in January 2001, they must be received by the Secretary of the Company by July 28, 2000.

     For proposals that stockholders intend to present at the Annual Meeting of Stockholders to be held in January 2001 outside the processes of Rule 14a-8 of the Exchange Act, unless the stockholder notifies the Secretary of the Company of such intent by October 17, 2000, any proxy that management solicits for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the meeting.

     In order for suggestions by stockholders for nominees for director to be considered by the Nominating Committee, they must be received by the Secretary of the Company by October 17, 2000; see "Meetings and Committees of the Board of Directors -- Nominating Committee."

     All such communications to the Secretary of the Company must be in writing and must be received by the Company at its principal executive offices (27 Boylston Street, Chestnut Hill, Massachusetts 02467) by the applicable date.

                                           By Order of the Board of Directors

                                                    ERIC P. GELLER
                                                       Secretary

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                       714-PS-99

CLASS A COMMON STOCK                 PROXY                  CLASS A COMMON STOCK

                         THE NEIMAN MARCUS GROUP, INC.

                ANNUAL MEETING OF STOCKHOLDERS, JANUARY 21, 2000

         Robert A. Smith, Brian J. Knez and Eric P. Geller, and each of them singly, each with power of substitution, are hereby authorized to represent and vote all shares of Class A Common Stock of the undersigned at the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at the Company's corporate headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts on Friday, January 21, 2000, at 10:00 a.m. and at any adjournments or postponements thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated November 24, 1999, and a copy of the Annual Report for the year ended July 31, 1999.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF THE NEIMAN MARCUS GROUP, INC. RECOMMENDS A VOTE FOR THE NOMINEE SET FORTH BELOW, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

ELECTION OF CLASS A DIRECTOR
NOMINEE: VINCENT M. O'REILLY

-----------                                                          -----------
SEE REVERSE             (SEE REVERSE SIDE TO CAST VOTE)              SEE REVERSE
    SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE           SIDE
-----------                                                          -----------

--------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
--------------------------------------------------------------------------------
                                                               FOR   WITHHELD
1. Election of Class A Director (See Reverse)                  [ ]     [ ]

                                                            FOR  AGAINST ABSTAIN
2. Approval of an amendment to the Company's 1997
   Incentive Plan to increase the number of shares          [ ]    [ ]     [ ]
   reserved for issuance under the Plan from 2,500,000 to 4,900,000.

3. Approval of the appointment of Deloitte & Touche
   LLP as independent auditors of the Company for           [ ]    [ ]     [ ]
   the current fiscal year.

--------------------------------------------------------------------------------

                            ----------------------------------------------------
                                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                             AGAINST PROPOSAL 4.
                            ----------------------------------------------------
                                                            FOR  AGAINST ABSTAIN
                            4. Approval of stockholder
                               proposal concerning          [ ]    [ ]     [ ]
                               cumulative voting.
                            ----------------------------------------------------
                              MARK HERE                  MARK HERE
                             FOR ADDRESS   [ ]          IF YOU PLAN   [ ]
                              CHANGE AND                 TO ATTEND
                             NOTE AT LEFT               THE MEETING

                            For joint accounts, each owner should sign.
                            Executors, Administrators, Trustees, etc. should give full title.


Signature: ________________ Date: _____  Signature: ________________ Date: _____

CLASS B COMMON STOCK                 PROXY                  CLASS B COMMON STOCK

                         THE NEIMAN MARCUS GROUP, INC.

                ANNUAL MEETING OF STOCKHOLDERS, JANUARY 21, 2000

         Robert A. Smith, Brian J. Knez and Eric P. Geller, and each of them singly, each with power of substitution, are hereby authorized to represent and vote all shares of Class B Common Stock of the undersigned at the Annual
Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at the Company's corporate headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts on Friday, January 21, 2000, at 10:00 a.m. and at any adjournments or postponements thereof (the "Annual Meeting"). The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated November 24, 1999, and a copy of the Annual Report for the year ended July 31, 1999.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF THE NEIMAN MARCUS GROUP, INC. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH BELOW, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

ELECTION OF CLASS B DIRECTORS
NOMINEES: JOHN R. COOK, JEAN HEAD SISCO

-----------                                                          -----------
SEE REVERSE             (SEE REVERSE SIDE TO CAST VOTE)              SEE REVERSE
    SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE           SIDE
-----------                                                          -----------

--------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE                                       ]

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
--------------------------------------------------------------------------------
                                                               FOR   WITHHELD
1. Election of Class B Directors (See reverse)                 [ ]     [ ]

           [  ]______________________________________
               For all nominees except as noted above
                                                            FOR  AGAINST ABSTAIN
2. Approval of an amendment to the Company's 1997
   Incentive Plan to increase the number of shares          [ ]    [ ]     [ ]
   reserved for issuance under the Plan from 2,500,000 to 4,900,000.

3. Approval of the appointment of Deloitte & Touche
   LLP as independent auditors of the Company for           [ ]    [ ]     [ ]
   the current fiscal year.

--------------------------------------------------------------------------------

                            ----------------------------------------------------
                                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                             AGAINST PROPOSAL 4.
                            ----------------------------------------------------
                                                            FOR  AGAINST ABSTAIN
                            4. Approval of stockholder
                               proposal concerning          [ ]    [ ]     [ ]
                               cumulative voting.
                            ----------------------------------------------------
                              MARK HERE                  MARK HERE
                             FOR ADDRESS   [ ]          IF YOU PLAN   [ ]
                              CHANGE AND                 TO ATTEND
                             NOTE AT LEFT               THE MEETING

                            For joint accounts, each owner should sign.
                            Executors, Administrators, Trustees, etc. should give full title.


Signature: ________________ Date: _____  Signature: ________________ Date: _____

                                  DETACH HERE


                        CONFIDENTIAL VOTING INSTRUCTIONS
                      TO: FIDELITY MANAGEMENT TRUST COMPANY
                                AS TRUSTEE UNDER

                          THE NEIMAN MARCUS GROUP, INC.

                              EMPLOYEE SAVINGS PLAN
             WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
                THE NEIMAN MARCUS GROUP, INC.-- JANUARY 21, 2000

         I hereby instruct the Trustee to vote (in person or by proxy) all shares of Class A Common Stock of The Neiman Marcus Group, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at the Company's corporate headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts on Friday, January 21, 2000, at 10:00 a.m. and at any adjournments or postponements thereof. The undersigned hereby revokes any instruction previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated November 24, 1999, and a copy of the Annual Report for the year ended July 31, 1999.

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

ELECTION OF CLASS A DIRECTOR
NOMINEE: VINCENT M. O'REILLY

-----------                                                          -----------
SEE REVERSE             (SEE REVERSE SIDE TO CAST VOTE)              SEE REVERSE
    SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE           SIDE
-----------                                                          -----------

--------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE                                       ]

             THIS INSTRUCTION CARD IS SOLICITED BY THE PLAN TRUSTEE
--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
--------------------------------------------------------------------------------
                                                               FOR   WITHHELD
1. Election of Class A Director (See reverse).                 [ ]     [ ]

                                                            FOR  AGAINST ABSTAIN
2. Approval of an amendment to the Company's 1997
   Incentive Plan to increase the number of shares          [ ]    [ ]     [ ]
   reserved for issuance under the Plan from 2,500,000 to 4,900,000.

3. Approval of the appointment of Deloitte & Touche
   LLP as independent auditors of the Company for           [ ]    [ ]     [ ]
   the current fiscal year.

--------------------------------------------------------------------------------

                            ----------------------------------------------------
                                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                             AGAINST PROPOSAL 4.
                            ----------------------------------------------------
                                                            FOR  AGAINST ABSTAIN
                            4. Approval of stockholder
                               proposal concerning          [ ]    [ ]     [ ]
                               cumulative voting.
                            ----------------------------------------------------
                              MARK HERE                  MARK HERE
                             FOR ADDRESS   [ ]          IF YOU PLAN   [ ]
                              CHANGE AND                 TO ATTEND
                             NOTE AT LEFT               THE MEETING



Signature: _______________________________________ Date: ___________________

To:      Participants in The Neiman Marcus Group, Inc.
         Employee Savings Plan

From:    Fidelity Management Trust Company
         Trustee of the Employee Savings Plan

Date:    November 24, 1999

       As a participant in The Neiman Marcus Group, Inc. Employee Savings Plan, which owns shares of The Neiman Marcus Group, Inc., you are entitled to instruct the Trustee on how to vote the shares of The Neiman Marcus Group, Inc. Class A Common Stock in your account on matters scheduled to come before the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held on Friday, January 21, 2000.

       A proxy statement, voting instruction card and return envelop are enclosed. Please complete, date and sign the voting instruction card and mail it in the return envelope by January 18, 2000 to exercise your right to direct the trustee with respect to shares of The Neiman Marcus Group, Inc. allocated to your account.

       If you own shares of The Neiman Marcus Group, Inc. outside of the Employee Savings Plan, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of The Neiman Marcus Group, Inc.



Enclosures